Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results for the Third Quarter

CARLSTADT, N.J.--(BUSINESS WIRE)--Tel-Instrument Electronics Corp (“TEL” or the “Company”) today announced its consolidated financial results for the three and nine month periods ended December 31, 2007.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$3,244,939	2,269,148	$9,294,238	6,161,548
Net loss before taxes	(59,885)	(65,258)	(237,220)	(654,989)
Income tax benefit	(23,926)	(28,805)	(94,770)	(261,404)
Net loss	$(35,959)	(39,453)	$(142,450)	(393,585)
Net loss per share	($0.02)	($0.02)	($0.06)	($0.17)
Weighted average shares outstanding	2,387,681	2,307,969	2,364,571	2,296,466

For the nine months ended December 31, 2007, total revenues increased approximately 51% to over $9 million, and the loss before taxes decreased from approximately $655,000 to $237,000. The increase in sales was offset partially by a reduction in the gross profit percentage on sales from the ITATS program due to use of a subcontractor, and an 18% increase in engineering expenditures, primarily associated with the CRAFT program. Sales of the Company’s traditional products increased substantially in the period.

Over the last few years, the Company has won competitive awards for two major contracts, CRAFT and ITATS, from the U.S. Navy. These contracts include multi-year production deliveries, and the Company expects that production shipments under these programs will commence early in calendar year 2009. If the production options are exercised in full, these programs have an aggregate revenue value of approximately $30 million. The products under these contracts represent cutting edge technology, and should provide Tel with a competitive advantage for years to come.

The U.S. Navy has options to purchase up to 750 CRAFT (AN/USM-708) units, and the Company has also responded to a solicitation to the U.S. Navy to possibly purchase up to 450 additional units.

In July 2006, Tel was awarded a U.S. Navy contract for an Intermediate Level TACAN Test Set (ITATS). This contract has options for approximately 150 units with a total value of over $12 million; the initial work authorization was $4.4 million. Tel is working with an engineering sub-contractor on this project and this program entails substantially less Tel engineering effort than the AN/USM-708. The program remains on schedule with pilot production expected to take place this summer and production expected to commence following Navy TECHEVAL. Given the unique nature of the design, this unit could also generate significant sales to other military customers, both domestically and overseas.

At December 31, 2007, the Company had positive working capital of $3,263,798, as compared to $3,121,343 at March 31, 2007, principally as a result of the increase in accounts receivable. The Company’s credit agreement with Bank of America remains at $1,750,000, against which $350,000 has been drawn down. The bank has agreed to extend the credit agreement until September 30, 2008, and the new agreement includes a new borrowing base calculation tied to working capital. As of December 31, 2007, remaining availability under this modified line is approximately $677,000. Based upon its working capital, backlog, and credit agreement, management believes the Company has adequate funding for its operations for at least the next twelve months.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600